Consent of Independent Auditors

The Board of Turstees
MGI Properties:

We consent to incorporation by reference in the rgistration statemetns (Nos. 33-21584, 2-97270 and 33-65844) on Form S-8 of MGI Properties and subsidiaries of our report dated December 30, 1994, relating to the consolidated balance sheets of MGI Properties and subsidiaries as of November 30, 1994 and 1993, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended November 30, 1994, which report appears in the November 30, 1994 annual report of Form 10-K of MGI Properties and subsidiaries.

                                                  KPMG Peat Marwick LLP
                                           -----------------------------------
                                           [Signature of KPMG Peat Marwick LLP)


Boston, Massachusetts
January 30, 1995